EXHIBIT 10.23

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English Translation

Pre-sale Building Unit Purchase and Sale Agreement

A5 Building, Taipei Enterprise Headquarters Park

Buyer's signature/seal: EFT Investment Co. Ltd.

Seller's signature/seal: Column A

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This Agreement is entered into by and between:

Buyer: EFT Investment Co. Ltd. ("Buyer")

Seller: Column A (“Seller”)

Whereas Seller has constructed the Neihu Enterprise Headquarters Park (see Park area layout map, Attachment 1, showing the five planned office buildings with exclusive adjoining underground parking lots, buildings with 14 shops, and one two-story underground parking lot) on 6 parcels of land ("the Land") inclusive of Land Lot No. 345, Subsection 3, Tanmei Section, Neihu District, Taipei, a construction permit having been obtained for the Land on 19 August 2010 (see Attachment 2, Construction Permit (99) Jian-Zi No. 0305, Department of Urban Development, Taipei City Government), and

Whereas, as provided in the development plan for the Neihu Enterprise Headquarters Park, in order to ensure the smooth completion of this project, after filing notice of commencement of construction, Chiao-Fu Real Estate Management Corp. will be entrusted as the builder and the land will be placed in trust with the Ta Chong Commercial Bank Trust Department, for a period of trusteeship that shall conclude after full completion of construction and initial registration of building ownership when the trustee returns to Seller the land and buildings distributable to it, and

Whereas Party A, based on commercial considerations, plans to pre-purchase from Party B all the building units on Column B in the No. A5 office building ("the A5 Building") situated in the northwest corner of the Park area, to be used in accordance with the statutory zoning use category of "finance and insurance industry" and "strategic industry" (the information services industry); and, at the request of Buyer, Seller has agreed to enter into separate agreements for separate floors, such that in addition to this Agreement, Buyer and Seller will separately enter into six other sales agreements).

Now, therefore, with respect to the building units of Column C of the A5 Building and the associated underground parking spaces ("the Pre-Sale Building Units"; please see Attachment 3 for layout map of building units and parking spaces), Buyer and Seller, having negotiated in good faith, hereby sign and enter into this Agreement and agree to be mutually bound by its terms and conditions as follows:

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Article 1: Building and Land Location and Parking Space Specifications

1.   Land location:

Six parcels of land, including Land Lots Nos. 323, 324, 344, 345, 345-9, and 346 at Subsection 3, Tanmei Section, Neihu, Taipei. The land use category for the Land is the urban planning type three industrial zone, comprising an area of 37,151.92 square meters, or approximately 11,238.46 ping. If the Land undergoes consolidation, the land lot number after consolidation shall apply.

2.   Building unit location:

The entirety of Column C ( __ building unit(s) in total) of the No. A5 Building in the Land referenced above.

3.   Nature, location, type, numbers, and specifications of parking spaces:

The A5 Building parking spaces belong to a flat parking area comprised of statutory parking spaces or additional discretionary parking spaces. Based on the building permit specifications, Buyer is purchasing a total of __ spaces, parking spaces nos. __ on the second underground level and parking spaces nos. __ on the third underground level. There is no independent title to those parking spaces. Parking spaces that are specified as large parking spaces are 6 meters in length and 2.5 meters in width; those specified as small parking spaces are 5.75 meters in length and 2.25 meters in width.

Article 2: The Subject of the Purchase and Sale

1. Land area:

(1)
Buyer is purchasing __ building unit(s). Buyer's land share area is calculated as the ratio of the area of the principal structure of each building unit relative to the total area of the principal structures of all building units in the A5 Building, as each is set out in the construction survey map approved and issued by the land administration authority (deducting the parking space land shares). In the event of subdivision, consolidation, or cadastral map re-survey, registration of title will be made according to the subsequent new land lot numbers and new land areas.

(2)	Buyer is purchasing __ parking spaces. The land share for each parking space is one ten-thousandth of the total area of the Land subsequent to consolidation.

2.   Registered areas of the building units:

Column C building unit of this Agreement in the A5 Building has a total area of Column D, including:

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(1)	The area of the principal structure, calculated at __ square meters ( __ ping).

(2)	The area of appurtenant structures, calculated at __ square meters ( __ ping).

(3)
An area of the commonly owned portion of the A5 Building, calculated at __ square meters ( __ ping), and an area of the commonly owned portion of the Enterprise Headquarters Park, calculated at __ square meters ( __ ping), for a total of __ square meters ( __ ping).

3.   Principal structure area ratios:

The area of the principal structure of each building unit in the A5 Building accounts for approximately 58 percent of the building unit's registered total area; the building design of the first and second floors, however, is such that the principal structure area ratio is approximately 64 percent. The 14th floor is indented, reducing its principal structure area ratio to approximately 52 percent.

  Article 3: Items Included in the Commonly Owned Portions and Calculation of Total Area and Area Distribution Ratios

1.
The "commonly owned portions" of the A5 Building, with the exception of the automobile parking spaces of the second and third underground levels, which are separately calculated, refers to the foyers, hallways, stairwells, elevators, elevator machine rooms, electrical control rooms, machine rooms, building management rooms, incoming power line rooms, pump rooms, electrical power distribution rooms, water tanks, water reservoirs, air-raid shelters, extensions from the roof, spaces for management and maintenance uses, motorcycle parking spaces, loading and unloading spaces, parts of vehicle lanes, and other items defined as commonly owned in accordance with laws and regulations. The total commonly owned area of the A5 Building is 13875.28 square meters (4197.27 ping). A share of the minor commonly owned area of each floor is distributed in accordance with the ratio of the area occupied by the principal structure of each building unit to the total area occupied by all of the principal structures on that floor, while a share of the major commonly owned area of the building as a whole is distributed in accordance with the ratio of the area occupied by the principal structure of each building unit to the total area occupied by all of the principal structures of the building as a whole.

2.
The "commonly owned area of the Enterprise Headquarters Park," with the exception of the parking spaces of the first and second underground levels, which are calculated separately, refers to hallways, stairwells, elevators, elevator machine rooms, electrical control rooms, machine rooms, building management rooms, incoming power line rooms, pump rooms, electrical power distribution rooms, water tanks, water reservoirs, air-raid shelters, extensions from the roof, spaces for management and maintenance uses, motorcycle parking spaces, loading and unloading spaces, parts of vehicle lanes, and other items defined as commonly owned in accordance with laws and regulations. The total area of the commonly owned portion of the Enterprise Headquarters Park is calculated at 2620.09 square meters (792.58 ping), a share of which shall be distributed to each building unit in the ratio of the area of the principal structure of the building unit to the total area of all such principal structures in the Enterprise Headquarters Park.

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Article 4: Discrepancies in Building Unit Areas and Price Settlements

1.
The applicable area of a building unit is the area stated in the completed registration of the unit with the land administration authority. When, for a part of the building unit area that originally could have been duly registered, changes in law or regulation subsequent to the signing of this Agreement make it impossible to carry out initial registration of building unit title, the building unit's area shall be calculated in accordance with Article 56, paragraph 3 of the Act Governing the Management of Residential and Commercial Buildings.

2.
If there is a discrepancy in the registered total area of a principal structure or building unit, Buyer and Seller will mutually settle between them the amount of the shortfall or the overage in the area, and Buyer and Seller agree that such mutual settlement for a discrepancy in area will be made by respective calculations of the prices of the principal structure, appurtenant structures, and commonly owned portions (including land price, for which refer to Article 5), and settled with a single interest-free payment at the time of handover. Except when there is a shortfall in excess of three percent in the registered area of the principal structure, or when otherwise stipulated between Buyer and Seller, neither Buyer nor Seller may seek rescission of this Agreement due to a discrepancy in building unit area.

3.	Settlement of any discrepancies in parking spaces shall be calculated based on their number and sale price.

Article 5: Total Price of this Purchase and Sale Agreement

1.
The total purchase and sale price under this Agreement is Column E, calculated based on the areas of the building units and the number of parking spaces, and includes the land price, provided that the ratio of land price to building unit price will be calculated by Seller at the ratio approved by the relevant competent authority at the time of Seller's initial building registration for the A5 Building. With respect thereto:

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(1)	The price of the presale building units under this Agreement is __.

1. The sale price of the principal structure portion is __ per ping.

2. The sale price of the appurtenant structures portion is __ per ping.

3. The sale price of the commonly owned portions (including the minor commonly owned portions of each floor, the major commonly owned portions of the A5 Building, and the major commonly owned portions of the Enterprise Headquarters Park) is __ per ping.

(2)	The sale price of the __ parking spaces for these presale building units is __ per parking space, for a total sale price of __.

2.
If, at the time of actual registration, a discrepancy occurs in the number of pings of the presale building units of this Agreement (with respect to the floors and individual building units stipulated per this Agreement) relative to the number of pings stipulated under Article 2 of this Agreement, Buyer and Seller agree that settlement of the discrepancy in building unit area shall be made by respective calculations of the unit prices for the principal structure, appurtenant structures, and commonly owned portions (exclusive of parking space prices and areas) and settled with a single interest-free payment at the time of handover. If, due to changes in law or regulation subsequent to the signing of this Agreement, it becomes impossible to carry out property rights registration for a part of the building unit area that originally could have been duly registered, Buyer and Seller shall determine the area according to the area given in the use permit floor plan. Buyer shall have absolutely no recourse against such a determination, and may not use such a determination as cause for any claim or demand against Seller. Buyer agrees that the discrepant part of the area falls within the scope of the purchase and sale, and that Buyer and Seller shall mutually seek supplementation.

Article 6: Terms of Payment

The time schedule and dollar amounts for each installment payment under this Agreement shall be as shown in the Schedule of Installment Payments in Attachment 4. Seller's designated account for receipt of payments is __.

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1.    Signature Payment

Buyer shall pay Column F-a percent of the total price of this purchase and sale Agreement to Seller at the time of signing of this Agreement.

2.    Construction Start Payment

Buyer shall pay Column F-b percent of the total price of this purchase and sale Agreement to Seller after notice of commencement of construction has been filed and Seller's construction model has been inspected and approved.

3.    Construction Installment Payments

Total construction installment payments are Column F-c percent of the total price of this purchase and sale Agreement. Buyer shall make payment of each installment upon completion of each stage of construction and within three business days after receipt of notice of payment from Seller.

4.    Documentation And Transfer Of Title Payment

When construction of the A5 Building has been completed and initial building registration carried out, and when Seller obtains title to the Pre-Sale Building Units under this Agreement and has prepared documents for transfer of title to the property and gives notice to Buyer, Buyer shall within ten business days after receipt of the notice pay to Seller Column F-d percent of the total purchase and sale price.

If Buyer arranges a loan from a financial institution, then when the use permit is obtained for the A5 Building, Buyer shall complete assurance of identity procedures with the financing bank, and when documentation has been prepared by Seller, shall sign and issue a "Consent for Bank Remittance of Funds" and a "promissory note," in an amount equal to the Documentation And Transfer Of Title Payment and deliver them into the custody of Seller. The promissory note will be returned to Buyer by Seller upon Buyer's payment in full of the Documentation and Transfer of Title Payment.

5.    Final Installment Payable At Handover

After Buyer and Seller have jointly performed inspection of the building units within seven days after the transfer of title to the property, and have jointly performed the handover, Buyer shall make a final payment to Seller in the amount of Column F-a percent of the total purchase and sale price.

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Article 7: Procedures for Handling Late Payments

1. With the exception of the handling of the signature payment in accordance with the provisions of Article 24, paragraph 5, when Buyer has not fully paid an installment payment by five days after the deadline, or the negotiable instrument provided by Buyer cannot be honored, Buyer shall pay default interest to Buyer at the simple interest rate of two ten-thousandths of the installment payment in arrears for each day past the deadline.

2. With the exception of the handling of the signature payment in accordance with the provisions of Article 24, paragraph 5, if an amount payable by Buyer in any installment period is two months in arrears or if payment of the installment payment or default interest has not been made one month after approval and issuance of the use permit, and if, within seven days after service of Seller's notice of late payment by documented certified letter or other written document, the amounts due remain unpaid, Buyer and Seller agree that the late payment shall be handled in accordance with the provisions for penalty for breach of agreement.

Article 8: Method of Use and Rights in Regard to Underground Levels, Roofs, and Statutory Vacant Space

1.   Parking spaces in underground levels

The A5 Building has a total of three underground levels. After deducting the underground portions which under Article 3 are listed as commonly owned and those which by law may be the subject of divided ownership among the owners of the building, the remainder of the total area of those levels will be used by Seller, in accordance with law and regulation, as the required portion (shares) for parking spaces), and Seller stipulates that the right of exclusive use of those spaces is given to the purchasers of the Pre-Sale Building Units.

2.    Statutory vacant land

Title to the statutory vacant land of the building shall be registered as being commonly owned by the owners of the building collectively, and as being for the common use of the owners of the building, provided that when some of the owners of the building may be excluded from common use if they do not require the use of the commonly owned portion.

3.    The roof deck and roof extensions

The commonly owned portions of roof extensions and roof shelter deck may not be stipulated as portions for exclusive use, and except where otherwise provided by law and regulation, may not be used for other purposes.

4.   Any stipulation for exclusive use of portions of the statutory vacant land, open-air deck, or roof decks not for shelter purposes shall be set out in the draft building rules.

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5.
With the exception of the commonly owned portions of the A5 Building, the commonly owned portions of the Enterprise Headquarters Park, portions stipulated as commonly-used, and other facilities on the Land which by law and regulation must be provided for public use, the owners of the A5 Building may not on their own initiative make use of any other structure on the Land.

Article 9: Principal Construction Materials and Their Brands and Specifications

1.
All construction shall be undertaken in accordance with the standards of the approved engineering drawings and descriptions and the schedule of construction materials and equipment in Attachment 5 of this Agreement. With the consent of Buyer, construction materials or equipment may be changed to others of the same grade or substitutions made with products other than those of the brands listed in Attachment 5. These restrictions shall not apply when Seller can verify that for reasons not attributable to Seller the original construction materials or equipment could not be supplied, and that the value, efficacy, and quality of the substituted constructions materials or equipment are not less than those of the originally stipulated construction materials and equipment or Seller compensates Buyer for the difference in price.

2.
Seller warrants that construction of these Pre-Sale Building Units does not include any materials such as radioactive steel bars, asbestos, unprocessed sea sand, or any other similar substances that would be damaging to the structural safety of the building or harmful to human health or safety.

3.
Any use of asbestos as referenced in the preceding paragraph may not violate the standards prescribed by the competent authority or the purpose of use for which it was approved; nevertheless, in the event of any injury to the life, physical well-being, or health of Buyer, Seller shall bear all related legal liability.

4.	Buyer and Seller agree that violation of any of the conditions of the preceding three paragraphs shall be dealt with in accordance with the provisions for penalty for breach of agreement.

Article 10: Deadlines for Commencement of Construction and Obtaining the Use Permit

1.
Building construction for the Pre-Sale Building Units shall commence prior to 17 May 2011. Completion of the principal structure, appurtenant structures, and other necessary facilities specified in the use permit shall be completed, and the use permit obtained, by 1380 calendar days after the approved construction start date. Given any of the following circumstances, however, the periods above may be extended accordingly:

(1)	When due to natural disaster or other force majeure cause, Seller is unable to engage in construction, an extension may be granted for the length of the construction halt period.

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(2)
When due to changes in governmental laws or regulations or the occurrence of any other cause not attributable to Seller, an extension may be granted for the length of the period of the effect resulting from the change.

2.
If, after the relevant deadline of the preceding paragraph, Seller has not commenced construction or obtained the use permit, Seller shall pay default interest to Buyer at the simple interest rate of five ten-thousandths of the price of the real estate already paid, per each day past the deadline. If, three months after the relevant deadline, Seller has still not commenced construction or obtained the use permit, Seller will be deemed in breach of agreement, and Buyer and Seller agree to handle the breach in accordance with the provisions for penalty for breach of agreement.

Article 11: Handling of Changes to Architectural Design

The first floor of the A5 Building is provided for use by financial and insurance enterprises. The second floor and floors above are provided for office use by strategic industries (the information services industry), and Buyer and Seller agree that Buyer may not demand changes in the design.

Article 12: Inspection and Acceptance

1.
When Seller has completed all of the facilities of the principal structure and appurtenant structures of the building units of this Agreement, has obtained the use permit, has connected running water and electricity, and has completed all facilities set out in the Agreement and the advertising illustrations, Seller shall notify Buyer to undertake inspection and acceptance procedures.

2.
Buyer and Seller agree that Column F-a percent of the total price of this purchase and sale Agreement will be the final installment payable at handover. When Buyer and Seller undertake inspection and acceptance, Seller shall provide an inspection and acceptance checklist, and if the building units are found to have defect, the defect shall be noted on the checklist, and Seller shall complete the corrective repair and maintenance within a specified period. Buyer is entitled to reserve Column F-a percent of the total price of the real estate from the cash payment portion as the final installment payable at handover, and when corrective repair and maintenance of any defect found upon initial inspection is completed shall immediately carry out handover and pay the final installment payable at handover. Any defect discovered after handover shall be handled in accordance with the warranty provisions of Article 16 of this Agreement.

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Article 13: Deadline for Title Transfer Registration

1.  Registration of the land title transfer

Unless otherwise stipulated (in which case those other stipulations shall control), for the transfer of the title to the land, within 4 months after the issuance of the use permit, the necessary documentation shall be prepared and the relevant taxes and dues declared and cleared and the title transfer registered. The method of apportionment of liability for land value increment tax shall be handled in accordance with the Stipulated Apportionment of Taxes and Dues herein.

2.  Registration of the building unit title transfer

For the transfer of the title to the building units, within 4 months after the issuance of the use permit, the necessary documentation shall be prepared and the relevant taxes and dues declared and cleared and the title transfer registered.

3.
If Seller breaches paragraph 2, resulting in an increase in taxes or dues or an administrative fine (or overdue charge), Seller shall be solely responsible for the full amount thereof; if there is damage to Buyer's rights or interests, Seller shall be liable for damages.

4.  Seller shall carry out the registration of the building unit title transfer when Buyer performs the following obligations:

(1)
In accordance with the payment method stipulated by the Agreement, with the exception of the stipulated final installment payable at handover, Buyer shall pay in full all of the payments due before the registration of the real estate title transfer, plus default interest for any late payment.

(2)
Buyer shall submit the documents in connection with carrying out the registration of title transfer registration and the loan documents, pay any fees in connection with the loan, pay in full all taxes and dues, prepare in advance any documents required for withdrawals of funds or for authorizations of payments, and issue a promissory note to seller naming Seller as the Payee and on the face of the promissory note specify that it is non-endorsable and non-transferable and state the amount and scope of the creditor's rights that it secures.

(3)	If any expenses under subparagraphs (1) and (2) herein are paid by negotiable instrument, all such negotiable instruments shall be honored and cashed in full before registration.

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5.
The matters to be carried out under paragraphs 1 and 2 herein shall be carried out by a professional land registration agent designated by Seller. If as required for any of the various procedures it is necessary for Buyer to affix seals, produce documents, or pay various taxes or dues, Buyer shall do so within 7 days counting from the date of receipt of notice from Seller or the professional land registration agent handling the matter. If Buyer exceeds this deadline, Buyer shall pay default interest to Seller calculated at the simple interest rate of two ten-thousandths of the real estate price already paid per each day of delay. Additionally, if any delay or failure to cooperate by Buyer results in an increase in taxes or dues or an administrative fine (or overdue charge), Buyer shall be solely responsible for the full amount thereof; if there is damage to Seller's rights or interests, Buyer shall be liable for damages.

Article 14: Handover Notice and Deadline

1.
Within 6 months from obtaining the use permit, Seller shall give Buyer notice for the handover of the building units. At the time of the handover, the parties shall perform each of the following obligations:

(1)	Seller shall pay in full to Buyer any default interest payable due to late completion of construction.

(2)	Before the handover, Seller shall complete repairs and maintenance of any defect as stipulated herein or complete any business still unfinished.

(3)	Buyer shall pay in full any sums payable and still unpaid (including the Final Installment Payable at Handover) and complete any and all procedures for the handover.

(4)
If Seller fails to give Buyer notice for handover of the building units within 6 months from obtaining the use permit, Seller shall pay default interest to Buyer at the simple interest rate of five ten-thousandths of the price of the real estate already paid, per each day past the deadline.

2.
After Buyer has properly completed the procedures for the handover of the building units, Seller shall deliver to Buyer the certificates of title for the land and building, the use and maintenance handbook, draft building rules, photocopy of the use permit, receipts for tax expenses paid by Seller, and keys.

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3.
Within 5 days counting from the date it receives the notice for handover of the building units, Buyer shall cooperate to carry out the procedures for the handover, and Seller shall not bear any custodial responsibility, unless arising through a cause attributable to Seller.

4.
Buyer agrees that from the 30th day after and counting from the handover date of which it is notified, regardless of whether Buyer has moved into the building units, Buyer shall be responsible for the utilities fees for the building units.

Article 15: Inventory and Handover of the Commonly Owned Portions

1.
Seller shall serve as administrator of the commonly owned portions of the Pre-Sale Building Units, and shall hand them over after forming a management committee or appointing a manager in charge. The parties agree that from the date of handover of the building units, Buyer shall pay a monthly management fee for the commonly owned portions.

2.
Within 7 days after forming the management committee or appointing the manager in charge, Seller, accompanied by the management committee or the appointed manager in charge, shall conduct on-site inspection and testing of the utilities, mechanical facilities, fire safety facilities, and all conduits, ducts, plumbing, and wiring, and confirm that they are functioning normally, after which it shall hand over the common use areas, common-use-by-stipulation areas, and their appurtenant facilities and equipment; the facilities and equipment use and maintenance handbook and vendor data, photocopy of the use permit, drawings and documentation in connection with the completion of construction, and the drawings and documentation in connection with the utilities, mechanical facilities, fire safety, and conduits, ducts, plumbing, and wiring, and related materials. Seller shall bear the responsibility for the aforesaid inspection and testing, and the inspection and testing method shall be mutually discussed and agreed upon by Seller and the management committee or manager in charge. Seller furthermore shall notify the competent governmental authority to send personnel to be present and to witness to whether the handover has been completed.

Article 16: Warranty Period and Scope

1.
From the date that the building units under this Agreement are handed over to Buyer, or, in the event of a cause attributable to Buyer, from the date that Seller gives notice for handover of the building units, Seller shall be liable for warranty for 15 years for structural portions (e.g.: beams and columns, stairwells, retaining walls, miscellaneous works...etc.) and shall be liable for warranty for 1 year for fixed building material and equipment portions (e.g.: doors and windows, paint, floor tiles...etc.), unless Seller can prove that there is a factor attributable to Buyer or to force majeure.

2.	After a period under the preceding paragraph has lapsed, Buyer may continue to assert rights under the Civil Code and other laws.

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Article 17: Loan Stipulations

The parties agree that for the payment of the price of this Agreement, if Buyer needs to take out a loan with a financial institution, Buyer shall be solely responsible for arranging all matters in connection with the loan, and Seller shall not act as liaison to make arrangements with the financial institution on Buyer's behalf. If the loan amount obtained by Buyer is less than the intended loan amount, Buyer shall pay the full difference in one lump-sum cash payment at the same time as payment is made of the amount under the loan.

Article 18: Payment of the Amount Under Loan

After the title transfer registration for the Pre-Sale Building Units has been completed and a mortgage created with a financial institution, Buyer may not notify the financial institution to terminate payment of the loan under the preceding Article to Seller, unless in the event that there is radioactive reinforcing bar, unprocessed sea salt, or some other irreparable material defect that would prevent the building units from fulfilling their proper use and function.

Article 19: Conditions on the Transfer of the Real Estate

1.
In the event that Buyer has paid in full all the installment payments due and wishes to transfer this Agreement to another person before the completion of the title transfer registration for the real estate under this Agreement, Buyer must first obtain Seller's written agreement, and Seller may decline with just cause.

2.
In the event of transfer of this Agreement under the preceding paragraph, Seller may collect from Buyer a processing fee of one-thousandth of the price of the real estate under this Agreement, unless the transfer is to the spouse, a lineal relative by blood, or a company in which Buyer holds 100 percent of the shares, in any of which cases no processing fee shall be collected.

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Article 20: Apportionment of Land Tax and Building Tax

1.
The apportionment of land tax shall be based on the date for handover of the building units as specified in the handover notice given by Seller. Seller shall be responsible for land tax before that date and Buyer shall be responsible for land tax after that date. If the tax period thereof has already commenced but the tax has not yet been assessed, the amount of the tax for which Seller shall be liable shall be calculated in proportion to the share held by Seller and the number of days out of that fiscal year for which Seller held it, based on the basic tax amount of the tax imposed on that Land as stated on the land tax statement for the preceding fiscal year, and the amount of Seller's liability shall be deducted from the final installment of the purchase amount payable by Buyer to Seller. Buyer shall then be solely responsible for paying the land tax when it is assessed.

2.
The apportionment of building tax shall be based on the date for handover of the building units as specified in the handover notice given by Seller. Seller shall be responsible for building tax before that date and Buyer shall be responsible for Building tax after that date, and the amounts for which they respectively are responsible shall be calculated in proportion to the statutory tax rate and the respective months out of the tax year.

Article 21: Stipulated Apportionment of Taxes and Dues

1.
The land value increment tax shall be declared on [the date of the contract for registration of the land title transfer], and shall be calculated at the government-assessed current value for the fiscal year of the declaration. If it is declared more than 30 days from that date, Seller shall be responsible for the land value increment tax calculated at the government-assessed current value applicable to the period of the date of the declaration, provided that if Buyer fails to fails to properly prepare the documentation for the declaration as required under Article 30 herein, Buyer shall be responsible for any additional land value increment tax that may result.

2.
Buyer shall bear the administrative fees for the title transfer registration, the stamp tax, the deed tax, agent service charge, loan insurance premium, and any other additional taxes. However, if the builder is Seller, Seller shall bear the administrative fees and agent service charges for the initial registration of title to the building.

3.
For any taxes and dues payable by Buyer, Buyer shall pay such amounts in full before carrying out the title transfer registration, and then at the time of the handover settle up in full any remaining accounts, at which time any excess shall be refunded and any shortfall be paid up

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Article 22: Seller's Liability for Warranty Against Defect

1.
Seller warrants the title to be free and clear, and that there is no circumstance such as sale of the same property to several purchasers, unauthorized possession of the land of another person, a contractor exercising a statutory mortgage right under Article 513 of the Civil Code, or creation of any other interest or encumbrance thereupon. In the event any of the aforesaid circumstances exists, Seller shall be liable for eliminating, expunging, and canceling it before the handover date of the Pre-Sale Building Units, unless the terms are favorable to Buyer in the context of this Contract, in which case the terms favorable to Buyer shall be followed.

2.	Liability for warranty against defect of the subject matter of this Agreement shall in every instance be handled in conformance with the Civil Code and other applicable laws and regulations.

Article 23: Force Majeure

The parties agree to the rescission of this Agreement in the event that it becomes impossible to continue construction of the building units under this Agreement as a result of natural disaster, inevitable accident, change in government law or regulation, or force majeure. At the time of rescission, Seller shall refund to Buyer all of the price received plus statutory interest.

Article 24: Breach Penalty

1.
If Seller breaches any provision regarding the Principal Construction Materials and Their Brands and Specifications, or the Deadlines for Commencement of Construction and Obtaining the Use Permit, herein, Buyer may rescind this Agreement.

2.
If Seller breaches any provision regarding Seller's Liability for Warranty Against Defect herein, Buyer may give Seller written notice to make corrections within a deadline set by Buyer. If Seller fails to make corrections or is unable to make corrections, Buyer may duly claim for a reduction in price or rescission of the Agreement.

3.
When Buyer rescinds the Agreement under paragraph 1 or 2, Seller shall refund to Buyer the amount of the real estate price already paid by Buyer, along with default interest if any is due, and furthermore shall at the same time pay a compensatory penalty of 15 percent of the total real estate price, provided that if that compensatory amount exceeds the amount of the price already paid, it shall be limited to the amount of the price already paid.

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4.
If Buyer breaches any provision relating to the terms and method of payment herein, Seller may confiscate an amount calculated as 15 percent of the total real estate price. However, if the amount to be confiscated exceeds the amount of the price already paid, it shall be limited to the amount of the price already paid, and the parties may rescind this Agreement.

5.
If at the time of signing of this Agreement, Buyer has not yet paid the Signature Payment, and fails to pay it in full by Column G July 2011, Buyer shall additionally pay default interest calculated at the simple interest rate of two ten-thousandths per day of the portion overdue and unpaid, which interest it shall pay to Seller at the same time as it pays up the amount overdue. If there is any aforesaid failure to pay the Signature Payment in full, Seller also may proceed directly to notify the Buyer of rescission of this Agreement with no requirement to first provide notification of payment due, in which event default interest shall be calculated on the amount of the Signature Payment stipulated in this Agreement, and Seller may claim from Buyer payment of any default interest payable before rescission of this Agreement.

6.	With the exception of the claims available under paragraphs 3 to 5 of this Article, neither Buyer nor Seller may otherwise make any claim for other damages.

Article 25: Special Rescission

The parties agree, in connection with the other six purchase and sale agreements between the parties relating to the A5 Building, that if because of breach of any of those agreements by either party the other non-breaching party rescinds that agreement, then even if there be no breach of this Agreement, the non-breaching party is also entitled to simultaneously rescind this Agreement, in which event Seller also shall refund to Buyer without interest any amount of the price already received under this Agreement.

Article 26: Notice
Any notice or notification made under this Agreement must be made in writing and transmitted to the address of the other party, as specified below, by registered mail with return receipt requested or other confirmable delivery method.

Buyer
Addressee: EFT Investment Co. Ltd.
Address: 5F, No. 356, Neihu Rd., Sec. 1, Taipei

Seller
Addressee: Column A
Address: __
In the event of any change in the contact address information of either party, the change will be without effect unless the party gives notice to the other party by the aforesaid method and the other party receives the notice.

18

Article 27: Other Stipulations

Seller reserves the right to make final revisions to the design of the common areas and the landscaping.

Article 28: Consultation on the Agreement

The parties confirm that, before the signing of this Agreement, each has separately consulted with its professional consultants. The terms and conditions of this transaction have been jointly negotiated and decided by and between the parties based on each of the parties' own commercial considerations.

Article 29: Mutually Agreed Jurisdictional Court

In the event of any dispute giving rise to litigation under or in connection with this Agreement, the parties agree that the Taiwan Taipei District Court shall be the court with jurisdiction in the first instance.

Article 30: Force of the Attachments, Agreement Copies

1.	The Attachments to this Agreement are deemed an integral part hereof.

2.	This Agreement shall take effect from the date it is signed. It is made in duplicate originals with one to be kept by each of the parties.

Article 31 Handling of Matters Not Covered in the Agreement

If any matter is not fully covered by this Agreement, it shall be resolved fairly in accordance with applicable laws and regulations, customary practice, and the principles of equality, reciprocity, and good faith.

19

Attachments:

1. Park Area Layout Map.
2. Construction Permit (99) Jian-Zi No. 0305, Department of Urban Development, Taipei City Government.
3. Layout Map of Building Units and Parking Spaces.
4. Schedule of Areas and Schedule of Installment Payments.
5. Schedule of Construction Materials and Equipment.
6. Draft Building Rules Attached to the Application for the Construction Permit.

(End)

20

This Agreement is made by and between:

Buyer:	EFT Investment Co. Ltd. Responsible person of the company: Sun Jianping Uniform serial number of the company: 28971239 Address of the company: 5F, No. 356, Neihu Rd., Sec. 1, Neihu District, Taipei

Seller:	Column A Statutory representative: Uniform serial number of the company: Address of the company: Telephone:

This __ Day of July 2011

21

Attachment 1. Park Area Layout Map

[Layout Map]

Attachment 2. Construction Permit (99) Jian-Zi No. 0305, Department of Urban Development, Taipei City Government

[Construction Permit]

Attachment 3. Layout Map of Building Units and Parking Spaces

[Layout Map]

Attachment 4. Schedule of Areas and Schedule of Installment Payments

Land location: Land Lot No. 345, Subsection 3, Tanmei Section, Neihu District, Taipei
Building Location: No. A5 Building on the northeastern corner of the Land, facing Nanjing East Road Section 6.

Floor	Use	Principal Structure (m²)	Appurtenant Structures (m²)	Minor commonly owned area of the floor (m²)	Share of major commonly owned area of the building (m²)	Share of major commonly owned area of the entire site (m²)	Share of area specified on the certificate of title (m²)	Share of area specified on the certificate of title (ping)	Land share (/)	Land share area (m²)	Land share area (ping)
1F	Financial and insurance enterprises	1,294.72	-	331.31	397.61	31.84	2,055.48	621.78	0.0109	404.24	122.28
2F	Strategic industries	1,095.47	59.53	184.38	336.42	26.94	1,702.74	515.08	0.0092	342.03	103.46
3F-1	Strategic industries	927.51	69.28	331.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
3F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
4F-1	Strategic industries	927.51	69.28	331.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
4F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
5F-1	Strategic industries	927.51	69.28	311.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
5F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
6F-1	Strategic industries	927.51	69.28	311.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
6F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
7F-1	Strategic industries	927.51	69.28	311.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
7F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
8F-1	Strategic industries	927.51	69.28	311.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
8F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
9F-1	Strategic industries	927.51	69.28	311.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
9F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
10F-1	Strategic industries	927.51	69.28	331.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
10F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
11F-1	Strategic industries	927.51	69.28	331.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
11F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
12F-1	Strategic industries	927.51	69.28	331.45	284.84	22.81	1,615.89	488.81	0.0078	289.59	87.60
12F-2	Strategic industries	721.97	65.69	242.43	221.72	17.76	1,269.57	384.04	0.0061	225.42	68.19
13F-1	Strategic industries	1,675.02	134.97	528.39	514.40	41.20	2,893.98	875.43	0.0141	522.98	158.20

14F-1	Strategic industries	1,153.27	89.89	624.19	354.17	28.36	2,249.89	680.59	0.0097	360.08	108.92

Subtotal		21,713.28	1,634.09	7,207.07	6,668.21	534.02	37,756.67	11421.38	0.1825	6,779.43	2,050.78
B1F	Public Space
	Number of motorcycle parking spaces	397
	Number of loading and unloading spaces	4			Number of parking spaces available for sale	144		A5 Building Parking Spaces	0.0144	534.99	161.83
B2F	Number of statutory parking spaces	62	Number of additional discretionary parking spaces	8				Building unit + parking spaces	0.1969	7,314.41 m²	2,212.61 ping
B3F	Number of statutory parking spaces	74

This chart is a preliminary estimation based on the first modified design drawing of 4 March 2011, and is for reference only. The actual registered area shall be calculated based on the construction permit and use permit and then submitted for registration by the land office.

Attachment 5. Schedule of Construction Materials and Equipment

Schedule of 《Strategic Industries》 Construction Materials Used in the Tanmei Project

1.	Building structure
■
The buildings in the Enterprise Headquarters Park are of steel construction (SC) and reinforced concrete construction. They comply with the provisions of the Directions for Detecting Radioactive Contamination by the Steel Industry and are free of radioactive contamination.

2.	Exterior design of buildings
■	The exterior design of the buildings employs a glass and metal curtain wall system. The glass panels are double glazed and may be treated with Low-E coating if necessary.

3.	Landscape of the garden
■	The garden is designed by landscaping experts and fitted with outdoor lighting equipment that can be automatically turned on and off at preset times to save electricity.

4.	First floor
■
The floor and walls of the entrance hall of each building are fitted with imported top-flight granite, marble, polished porcelain tiles, crystallized glass, and flameproof carpet, and the ceiling is designed to harmonize with the lighting and air conditioning systems.

5.	Elevator cars
■	The floor is covered with flameproof carpet, and the ceiling is fitted with a clip-in ceiling system to harmonize with the lighting and air conditioning designs.

6.	Emergency exit stairways
■	The floor is covered with non-slip porcelain tiles and heat-resistant non-slip PVC tiles, and fire doors are installed in accordance with applicable laws and regulations.

7.	Flooring

■	Overall floor finishing is applied to the indoor floor, and space for raised flooring is reserved for the offices in Area A.
■	The floor of the washrooms and break rooms are covered with polished porcelain tiles of brands such as Champion, KPT, and STG.

8.	Indoor walls
■	Dry compartment walls are erected indoors.
■	The walls of the washrooms and break rooms are fitted with polished porcelain tiles of brands such as Champion, KPT, and STG.

9.	Ceilings
■	Mineral fiber lay-in ceiling system is used for the indoor ceiling, and the ceiling include no lighting.
■
A light steel joist ceiling system is used for the washroom ceiling, and the ceiling is covered with cement paint; a light steel joist ceiling system is also used for the break room ceiling; both ceilings have lighting installed.

■	The ceiling of the balcony is designed to harmonize with the overall architectural style and has lighting installed.

10.	Balconies
■	The balcony floor is covered with porcelain tiles.
■	The work balcony is fitted with faucets.

11.	Front door and windows of each unit
■	Front door: fire-resistant metal door.
■	Break room door: high-quality pressed plywood door leaf; an open circulation plan is adopted for the washroom.

12.	Washroom equipment
■
Washrooms are fitted with mirrors and equipment of famous brands such as TOTO, HCG, VB, or other brands of the same grade; the equipment includes toilets, wash basins, mop cleaning basins, and copperware.

13.	Break room equipment
■	Break rooms are fitted with made-in-Taiwan kitchen countertops with integrated wall cupboards and sinks.

14.	Elevator equipment
■	Microcomputer controlled elevators of brands such as Mitsubishi, GFC, Schindler, Fujitec, and KONE:
Above-ground floors of the A Buildings: Elevators with machine room, at speed of 105-150 m/min, with capacity of 17-20 persons.
All floors of the A Buildings: Machine-room-less passenger and freight elevators, at speed of 90-105m/min, with capacity of 15-17 persons.
Rooftop floor of the A Buildings: Machine-room-less elevators or hydraulic elevators, at speed of 60m/min, with capacity of 10 persons.
Below-ground floors of the A Buildings: Machine-room-less elevators, at speed of 60m/min, with capacity of 8-12 persons.
Above-ground floors of the A Buildings: Escalators with s-35°incline，at speed of 30m/min.
Below-ground floors of C Buildings: There is expected to be one machine-room-less elevator at speed of 60m/min and with capacity of 10-15 persons.
All floors of C Buildings: There are expected to be three machine-room-less elevators at speed of 60m/min and with capacity of 6 persons.

15.	Electric power system
■
The A Buildings and commonly owned portions are equipped with high voltage power supply and fitted with individual utility submeters. Each unit of the B, C, and D Buildings is equipped with 380/220V three-phase four-wire power supply and has a separate electricity meter.

■	Mains of the A Buildings are equipped with aluminum busways.
■	Pull boxes without electrical sockets are fitted indoors.
■	The lighting in the public area uses 220V single phase power supply.
■
Automatic emergency power generators are also fitted to supply power during power outage to public safety and other important facilities including elevators, public emergency lighting, security and surveillance equipment, pumps of sewage and drainage systems, and automatic fire sprinkler system.

■	Emergency power generators use brand new diesel generating sets and are equipped with black smoke purifiers and mufflers; the equipment conforms to applicable laws and regulations.

■
PVC pipes with the Chinese National Standard Quality Certification Mark are used for all electric conduits, and electrical wires are products of Pacific Electric Wire & Cable Co., Ltd. or Walsin Lihwa Corp. The electric power systems of the high-rise buildings are installed in accordance with the requirements of government laws and regulations.

16.	Lightning arresters on the rooftop
Lightning arresters conform to applicable laws and regulations.

17.	Water supply system
■
A and C Buildings are fitted with a water supply system consisting of automatic frequency converter and constant pressure equipment; each unit of B and D Buildings has a separate water meter, and water for the second floor is supplied by pressurizing the water in the tanks.

■	The water tanks in the basement are of reinforced concrete material and installed with water level sensors to ensure continuous water supply.
■
Press fit stainless steel pipes are used for water supply pipes, stainless steel pipes are used for ascending pipes, and orange-colored PVC pipes approved by the Sewerage Systems Office are used for sewage and drainage pipes. The water supply systems of the high-rise buildings are installed in accordance with the requirements of government laws and regulations.

18.	Sewage and drainage system
■	Separate piping is implemented for the drainage system; drain pipes are separately installed for storm water, sewage, and waste water.
■	Sewage pipes are connected with the sanitary sewers in accordance with applicable regulations.
■
Separate piping is installed for the balcony drainage of each unit and the storm drainage on the rooftop. The water is collected in the raft foundation in the basement for use by the watering system of the pool on the first floor to reduce water wastage.

19.	Air conditioning system

■
Each building is fitted with VRV air conditioning main units of brands such as Mitsubishi, Hitachi, and Daikin, but indoor blowers are not included. The A Buildings are additionally fitted with air-to-air heat exchangers.

■	The indoor air conditioners and relevant piping and wiring are purchased and handled by the customer based on its needs.

20.	Fire safety system
■	Automatic smoke extraction system: the smoke extraction systems at the elevator on each floor shall be designed pursuant to the standards set out in laws and regulations.
■	Fire hydrant system: the fire hydrant cabinets at the stairwells on each floor and the fire alarm panel shall be designed pursuant to laws and regulations.
■
Automatic fire alarm system: A fire detector is installed in each building unit on each floor. It can automatically detect a fire, or otherwise be used manually to report a fire to the alarm receiver at the central control room; it can also connect with the Management Center during an emergency.

■
Escape facilities: Lights indicating emergency exits, and emergency lights are installed at each stairwell on each floor to provide lighting for emergency escape during a blackout, and dry-chemical fire extinguishers are installed for emergency use during a fire.

■	Foam fire extinguisher system: Automatic foam fire extinguisher facilities are installed in the underground parking lots.
■
Emergency public announcement equipment: It is installed on each floor pursuant to laws and regulations, and is used for necessary public announcement when a fire or any irregular circumstance takes place.

■	Obstruction marker lights for flight safety shall be installed on the roofs.
■	Automatic sprinkler equipment shall be installed pursuant to laws and regulations.
■	Connecting water delivery pumps and the relay water tanks shall be installed on buildings taller than 60 meters pursuant to laws and regulations.

21.	Underground parking lots and ventilation
■	IP cameras and automatic traffic control systems are installed in the underground parking lots.
■	Positive pressure ventilation is adopted for the underground parking lots, and the ventilation and exhaust equipment is automatically activated.

■	Epoxy flooring is used for parking lots, and each parking space comes with a wheel stopper, and each pillar is installed with anti-collision strips.

22.	Central closed-circuit monitor system and building automation equipment
■	Monitor Center and public area:
(1)	Establish a Central Monitor Center
(2)	Every public area is installed with monitor cameras, and the entire area is covered by the monitor cameras installed by the Central Closed-circuit Monitor Center.
■	Intercom system at each building: Each building is installed with intercom devices, which can be used to communicate with the Management Center.
■	Building automatic management system:
(1)	Central security system and security surveillance system are both connected to the Management Center for on-line monitoring, and can automatically give warning signals and store files.
(2)
Cameras are installed at the foyer on the first floor of the A Buildings, basement, car entrance and exit on the first floor, underground parking lots, entrances and exits and staircases, and any other appropriate locations.

(3)
Electro-mechanical equipment, such as power, telecommunication, water supply, drainage of sewage and wastewater, and fire safety equipment, is connected to the monitor system, which can immediately give off warning signals if there is any irregular operation.

(4)	Public water tanks are installed with a monitor system, which will send warning signals to the Management Center if the water tanks are opened.

23.	Telephone and television equipment
■	Digital TV antenna multicoupler is installed on the roof.
■
Each building unit is installed with one TV outlet, to be used for receiving signals for wireless digital TV; cable TV outlets are also provided. Matters related to the installation and reception of cable TV are handled by the management committee, and the fees are borne by the customers.

■	Each building unit is installed with intermediate distribution frames for telephone.

24.	Special covenants

■	The planning and design of the Park Area are conducted pursuant to the approved diagrams related to the urban design review and the building permit.
■	The construction materials and equipment as listed above may be changed to others of the same or better grade by the Company in any of the following circumstances:
(1)
Because new construction materials are continually being introduced to replace old ones due to technical advances, newer or better products may be used if available in order to maintain the high quality of the buildings.

(2)	If the specifications or quality of the products provided by the suppliers are not consistent with the original design, affecting construction quality.
(3)	When market supply is not properly adjusted to demand, or the use of certain construction material is prohibited by law or regulation, or the import of such construction material is discontinued.
(4)	When a supplier monopolizes the market, and deliberately increases the price.
(5)	When the production of construction materials listed in this schedule is discontinued, only construction materials of a higher grade may be used.
■
Both parties agree that the Company retains the right to modify the appearance of the buildings (including lighting design), garden landscapes, the design of all public facilities, and construction materials or equipment in order to maintain the overall exquisite style of the buildings.

■
Both parties agree and understand that any interior installation and repair at each building unit in the buildings, and the construction materials used shall comply with laws and regulations applicable to interior installations and repair, fire safety, and public safety provided by government agencies in order to maintain the quality and public safety of the buildings.

Attachment 6. Draft Building Rules Attached to the Application for the Construction Permit

Rules (Draft)

Rules submitted in support of the construction permit application for:

Six parcels of land, including Land Lots Nos. 323, 324, 344, 345, 345-9, and 346 at Subsection 3, Tanmei Section, Neihu, Taipei.

These Rules and the terms and conditions contained herein are adopted for the Buildings. All owners, non-owning possessors, and occupants of the Buildings are obligated to comply herewith:

Article 1        Force and Scope of these Rules

The force of these Rules extends to all owners, non-owning possessors, and occupants of the Buildings.

The scope of the Buildings is the land, building, and appurtenant facilities ("the Premises") as set out in Attachment 1.

Article 2        Exclusively Owned Portions, Common Use Portions, Stipulated Exclusive Use Portions, Stipulated Common Use Portions

1.           The scope of the exclusively owned portions, common use portions, stipulated exclusive use portions, and stipulated common use portions of the Buildings is defined below. The respective boundaries of these portions are detailed in the drawings/documentation of the Premises in Attachment 1.

(1)           Exclusively owned portions: households with independent door plate numbers or addresses, and registered as owned by owners.

(2)           Common use portions: portions that are not exclusively owned portions or exclusively owned appurtenant structures, and that are provided for common use.

(3)           Stipulated exclusive use portions: common use portions of the Buildings that have been stipulated to be provided for exclusive use by specific owners. The management committee will compile and keep custody of the list of the names of the users.

(4)           Stipulated common use portions: exclusively owned portions of the Buildings that have been stipulated to be provided for common use.

2.           The statutory vacant space and rooftop deck of the buildings are common use portions, and shall be provided for common use by all owners and occupants. Unless provided by the Rules or a resolution of an owners meeting, they may not be stipulated as stipulated exclusive use portions. However, if stipulations have already been made in the purchase and sale Agreement of the builder or the construction enterprise, or the shared management agreement, those stipulations shall prevail.

3.           If any advertising material is hung or installed along the Building's periphery or height, outer wall surface, rooftop deck, or air-raid shelter or emergency escape facilities other than exclusively owned portions, it shall be handled in compliance with one of the following provisions (please check one of the three provisions below; if none is checked, option "1" will be deemed to have been selected):

(1)         Any hanging or installation of advertising material shall be handled in compliance with Article 8 of the Act.

(2)         Advertising material may not be hung or installed except as provided by the Rules or by a resolution of an owners meeting.

(3)         The matter shall be handled in compliance with the following provisions: (Selection of this option means that the scope within which advertising material may be hung or installed, and the specifications for advertising material to be hung or installed, shall be specified.)

4.           For the parking area, the exclusive use portion stipulated in the purchase and sale agreement with the builder or the construction enterprise, or in the shared management agreement, shall be used. If there is no purchase and sale agreement or shared management agreement and the parking area is space held in common, an owners meeting may resolve to delegate the management committee to stipulate a portion of the parking area as an exclusive use portion for use by specific owners; the format of the agreement for this purpose is set out in Attachment 2.

5.           Owners and occupants are prohibited from building illegal structures on their balconies. If there is a need to install a metal grating, it may not obstruct fire escape and emergency rescue functions, and the consent of the management committee shall be obtained before the grating may be installed.

6.           The motorcycle/scooter parking spaces delineated in the common use portions and stipulated common use portions are provided for motorcycle/scooter parking for occupants. Management rules for the spaces shall be as provided by resolution of the owners meeting.

Article 3        Owners Meetings

1.           Owners meetings shall consist of all of the owners of the Building. Regular and special owners meetings shall be convened in compliance with Article 25 of the Act Governing the Management of Residential and Commercial Buildings ("the Act"). The position of convenor shall be held by the manager in charge or the chairperson of the management committee, who are required to have the status of owner.

2.           The owners meeting convenor shall give all owners 10 days advance notice in writing of an owners meeting, specifying the matters to be addressed at the meeting. However, if it is necesssary to convene a special meeting due to some emergency, the notice may be given on the public notice board, in which event the public notice period may not be less than 2 days. Any matters in connection with the selection of management committee members must be specified and announced in the aforesaid meeting notice, and may not be raised in an extemporaneous motion.

3.           ll matters listed below shall require a resolution of an owners meeting:

(1)         Adoption or amendment of the Rules.

(2)         Major repairs or improvements to the Building.

(3)         Any requirement for rebuilding of the Building under Article 13, subparagraphs 2 or 3 of the Act.

(4)         Forcible eviction of an occupant or compulsory requirement of transfer of ownership by an owner.

(5)         Matters in connection with the stipulation of exclusive use or the stipulation of common use.

(6)         Management committee operational expense payment items and payment rules.

(7)         Any other matters that by law or regulation require a resolution of an owners meeting.

4.           If the purpose of a meeting is the stipulation of an exclusive use portion for common use, the written consent of the owner or owners of that exclusive use portion shall be obtained before a resolution may be made.

5.           Any modification of a stipulated exclusive use portion shall require the consent of the owners who use that stipulated exclusive use portion. However, this restriction shall not apply if the stipulated exclusive use obviously violates the public interest and the management committee or the manager in charge has brought the matter before a court and obtained a final and conclusive court judgment.

6.           If the purpose of a meeting has a bearing on the interests of the lessees or users of an exclusively owned portion, those lessees or users may, with the consent of the owner or owners of that exclusively owned portion, attend the owners meeting in a non-voting capacity and express their opinions.

7.           The owner of each exclusively owned portion has the right to one vote. If several persons jointly own one exclusively owned portion, the exercise of that voting right shall be assigned to one person.

8.           If an owner is unable for some reason to attend the owners meeting, the owner may appoint another person by written proxy to attend as his proxy. However, when the ownership rights under proxy account for one-fifth or more of all ownership rights, or when the number of persons counted by individual ownership rights represented by proxies exceeds one-fifth of the number of owners, any amount thereof in excess shall not be counted in voting. When signing in at the meeting, a proxy shall present the written proxy issued by the owner, which shall be in the format shown in Attachment 3.

9.           The meeting notice will be sent on the basis of the list of registered owners as it stands 10 days prior to the meeting date. If there is any change in ownership status before the meeting, a person obtaining owner status shall be required to provide relevant documentary evidence.

10.         Resolutions on all matters to be discussed at the owners meeting shall require the consent of a majority of the owners in attendance and a majority of the ownership rights represented by the owners in attendance, at a meeting that is attended by a majority of the owners who represent in total a majority of the ownership rights. The exceptions are resolutions on the matters set out in paragraph 3, subparagraphs 1 to 5, which shall require the consent of three-fourths of the owners in attendance and at least three-fourths of the ownership rights represented by the owners in attendance, at a meeting that is attended by at least two-thirds of the owners and who represent at least a total of two-thirds of the ownership rights.

11.         If a resolution cannot be reached at an owner's meeting, or the total number of owners in attendance at an owners meeting or the total percentage of ownership rights they represent fails to reach the quorum required for a resolution set out in paragraph 10, the convenor may convene a new meeting to address the same motion. The new meeting shall require attendance by a quorum of at least three owners, and at least one-fifth of the total number of owners, who represent a total of at least one-fifth of the ownership rights, and may pass a resolution that shall require the consent of a majority of the number of persons and a majority of the total ownership rights represented by the owners in attendance. After the meeting minutes containing an aforesaid resolution have been delivered to each of the owners under Article 34, paragraph 1 of the Act, any owner may submit a written objection within 7 days. If the written objections do not exceed half of the total number of owners and half of the total number of ownership rights represented by all owners, the resolution shall be deemed to have passed. Within 10 days after passage of a resolution, the meeting chairperson shall deliver written notice of the resolution to all of the owners and publicly announce it.

12.         In the calculation of the number of persons in attendance at an owners meeting and of the votes represented by the persons in attendance, if the ownership rights of any single owner account for one-fifth or more of all ownership rights, or if the number of individual exclusively owned portions owned by any single owner exceeds one-fifth or more of the sum total of all individual exclusively owned portions, the portion thereof in excess shall be excluded from the calculation.

13.         Meeting minutes shall be prepared containing all resolutions of the owners meeting. The chairperson shall sign the minutes and deliver them to all owners and publicly announce them within 15 days after the meeting.

14.         The meeting minutes shall include the following content:

(1)         The time and place of the meeting.

(2)         The total number of owners in attendance, and the total number of ownership rights and the percentage of total ownership rights represented by the owners in attendance.

(3)         A summary of the discussion of agenda items and the content of any resolutions.

Article 4        The Building's Responsibility to Keep Custody of Relevant Documents

The management committee shall be responsible for keeping custody of the Rules, the minutes and attendance books of owners meetings and management committee meetings, proxy forms of proxies attending in place of owners, use permit transcript, drawings and documentation in connection with the completion of construction, and drawings and documentation in connection with utilities, fire safety, mechanical facilities, and conduits, ducts, plumbing, and wiring, public safety inspections, fire safety equipment inspection and maintenance filings, chops and seals, and other relevant documents. If any owner or interested party makes a written request to read or photocopy any such materials, such a request may not be denied.

Article 5        Number of Members of the Management Committee

To handle matters arising in connection with ownership relations, a Building management committee will be formed consisting of occupants selected by the owners to serve as management committee members. The management committee will consist of the following:

1.           One chairperson.

2.           One vice chairperson.

3.           One treasurer.

4.           _____ committee members.

The sum total of the number of committee members under the preceding paragraph shall not exceed 21 persons, and _____ alternate members may be named. The distribution of committee members may be divided up for allocation on a per-area basis such as per floor or per building. The areas and quotas for the distribution of committee members shall be publicly announced by the convenor 10 days before an election.

The positions of chairperson, vice chairperson, and treasurer shall be held by occupants with the status of owner.

A public announcement shall be made upon the election or departure of the chairperson, vice chairperson, treasurer, or any committee member.

Article 6        Convening of Management Committee Meetings

1.           The chairperson shall convene a meeting of the management committee once every 2 months.

2.           The chairperson shall give written notice of a management committee meeting to all management committee members 7 days prior to the meeting, specifying the matters to be addressed at the meeting.

3.           If any material event occurs requiring immediate handling, or if one-third or more of the committee members request the convening of a management committee meeting, the chairperson shall convene a special management committee meeting as soon as possible.

4.           A management committee meeting shall be attended by a quorum consisting of a majority of the committee members. The passage of a motion under discussion at a management committee meeting shall require a resolution by a majority of the members in attendance. If a management committee member is for some reason unable to attend a management committee meeting, the member may appoint another management committee member by written proxy to attend as his proxy. However, a committee member may serve as proxy for no more than one other committee member. The format of the written proxy shall be as shown in Attachment 3-1.

5.           The management committee meeting minutes shall include the following content:

(1)         Time and place of the meeting.

(2)         List of names of the members in attendance and of persons attending as non-voting participants.

(3)         A summary of the discussion of agenda items and the content of any resolutions.

6.           Meeting minutes shall be prepared containing any resolutions of the management committee meeting. The chairperson shall sign the minutes and shall publicly announce them within 15 days after the meeting.

Article 7        Qualifications and Election of the Chairperson, Vice Chairperson, Treasurer, and Committee Members

1.           The chairperson shall be selected by and from among the committee members.

2.           The vice chairperson and the treasurer shall be selected by the chairperson from among the committee members.

3.           Committee members shall be selected by one of the following means:

(1)         If committee member quotas are not allocated on a per-area basis, an open ballot election shall be used, and those candidates who receive the highest percentages of the votes of the owners in attendance and the ownership rights thereof shall be elected.

(2)         If committee member quotas are allocated on a per-area basis, a secret ballot election shall be used, and those candidates who receive the most votes of owners in the given area shall be elected.

4.           The committee members shall serve a term from _______ (yyyy/mm/dd) to ______ (yyyy/mm/dd), comprising a period of ____ years and ____ months (which shall be at least 1 year and not more than 2 years), and may be reelected once only.

5.           If any of the following circumstances applies to a chairperson, vice chairperson, treasurer, or committee member, that person shall thereupon ipso facto be dismissed from the position:

(1)         The chairperson, vice chairperson, or treasurer loses their status as an owner.

(2)         A management committee member loses their status as an occupant.

6.           If, upon expiration of the term of a management committee member, a chairperson, or a manager in charge, another person is not elected to fill the position, or there is a refusal of handover as described in Article 20, paragraph 2 of the Act, the person shall be deemed to have been dismissed from the position from the date of expiration of the term.

7.           When management committee member positions become vacant, the positions shall be filled by sequentially by the alternate committee members.

Article 8        Disqualifying Criteria for the Chairperson, Vice Chairperson, and Treasurer

Under any of the following circumstances, a person may not serve in the position chairperson, vice chairperson, or treasurer. If already serving in one of those positions, the person shall thereupon ipso facto be dismissed from the position.

1.           The person has committed a crime of fraud, breach of trust, or misappropriation, or violated a law or regulation relating to the administration of business or industry, and subsequently been sentenced to imprisonment for a term of 1 year or more, and less than 2 years has elapsed after the person has finished serving the term of the sentence.

2.           The person has been found guilty by a final and conclusive court judgment for embezzlement of public funds while engaged in public service, and less than 2 years has elapsed after the person has finished serving the term of the sentence.

3.           The person has been adjudicated bankrupt, and has not yet had his rights and privileges reinstated.

4.           The person has experienced a material loss of creditworthiness that has not yet been settled or less than 2 years has elapsed after settlement.

5.           The person lacks legal capacity or has limited capacity.

Article 9        Powers of the Chairperson, Vice Chairperson, Treasurer, and Committee Members

1.           The chairperson represents the management committee externally and performs the matters set out in Article 36 of the Act pursuant to management committee resolutions.

2.           The chairperson shall, at the regular owners meeting, report to all owners on affairs that were executed during the preceding fiscal year.

3.           The chairperson, upon a resolution of the management committee, may take out fire insurance, liability insurance, and other property insurance on the common use portions.

4.           The chairperson, upon a resolution of the management committee, may delegate another committee member to handle a portion of his duties.

5.           The vice chairperson shall assist the chairperson to execute business. When the chairperson for some reason is unable to exercise his duties, the vice chairperson shall act as deputy for his duties.

6.           The treasurer shall control the public fund, and administer and maintain matters such as the collection, custody, use, and expenditures of shared fees ("management fees") and usage fees.

7.           Management committee members shall comply with laws and regulations, the Rules, and resolutions of the owners meeting and the management committee. They shall faithfully execute their duties for the interests of all the owners.

8.           Management committee members may receive expenses or accept compensation as required for work purposes. The method of payment shall be determined by a resolution of the owners meeting.

Article 10        Payment and Collection of the Public Fund and Management Fees

1.           To ensure availability of the necessary funds for management of the common use portions, the owners shall pay make payments for the following to the management committee in accordance with resolutions passed by owners meetings:

(1)         Public fund

(2)         Management fees

2.           Management fees will be apportioned among the various owners in accordance with resolutions of the owners meetings, provided that prior to the first owners meeting or when no resolution has yet been passed by an owners meeting, apportionment shall be in accordance with the relevant terms and conditions, if any, of the purchase and sale agreement or the shared management agreement; in the absence of such terms and conditions, management fees shall be apportioned among the owners in proportion to each owner's share in the commonly owned portion.

3.           The management committee is authorized to prescribe the methods for payment and collection of the various fees.

4.           Management fees shall in principle be sufficient to cover the expenditures of Article 11, paragraph 2. Public funds shall be collected at the rate of 20 percent of monthly management fees; payments into the public fund may be suspended by resolution of an owners meeting when the amount of the public fund is equal to two years of management fees.

5.           If an owner has not made payment of the required amount by the required date, the management committee may petition a court to order payment of the amount due, and may additionally collect default interest at 10 percent per annum on the amount in arrears.

Article 11        Administration and Use of Management Fees and the Public Fund

1.           In order to execute financial operations, the management committee shall open a bank account or postal savings account in the name of the management committee.

2.           Management fees shall used for the following:

(1)         Compensation for the hiring or engagement of building management personnel.

(2)         Management and repair and maintenance fees for common use portions and stipulated common use portions, or fees for their use.

(3)         Insurance premiums for fire, liability, and other types of property insurance for the common use portions.

(4)         Office expenses, telephone expenses, and other expenses of the management organization.

(5)         Tax payments and payment of other government-levied fees or taxes.

(6)         Consultation fees paid to professionals such as attorneys or architects in connection with building management business.

(7)         Other ordinary management fees for the Land and the common use portions.

3.           Public funds shall be used as follows:

(1)         Routinely scheduled repair and maintenance undertaken during any specific yearly period.

(2)         Repair and maintenance necessitated by special causes such as accidents or other emergency needs.

(3)         The removal of, or any major repair, maintenance, or improvement on common use portions.

(4)         Disbursements for payment of fees for matters under the preceding paragraph, provided that reimbursement shall be made from management fees collected.

Article 12        Standards for Major Repair, Maintenance, or Improvements

The "removal of or any major repair, maintenance, or improvement on common use portions" of paragraph 3, subparagraph 3 of the preceding article refers to construction costs in an amount conforming to one of the following (please check one of the following three amounts; option "1" will be deemed to have been selected if no selection is made):

1.           NT$100,000 or more.

2.           An amount in excess of 5 percent of the public fund.

3           An amount in excess of 1 month's management and maintenance fees for the common use portions and stipulated common use portions.

Article 13        Apportionment of Costs for Repair and Maintenance of Shared Use Portions

Repair and maintenance of common use portions will be directed by the management committee. Expenses for the repair and maintenance will be paid from the public fund, and when the public fund is are insufficient for that purpose, will be apportioned among the owners in proportion to each owner's share in the commonly owned portions. When the repair or maintenance is necessitated for reasons attributable to an owner or occupant, however, the cost shall be borne by the given owner or occupant.

Article 14        Use of Common Use Portions and Stipulated Common Use Portions

An occupant shall use common use portions and stipulated common use portions in accordance with the purpose for which they were built and their normal mode of use.

Article 15        Submission or Payment of Fees for Use of Stipulated Exclusive Use Portions or Stipulated Common Use Portions

A fee for use shall be submitted or paid for stipulated exclusive use of common use portions or stipulated common use of exclusively owned portions, except under any of the following circumstances:

1.           When a parking space share is already owned in accordance with the purchase and sale agreement or the shared management agreement with the builder or the construction enterprise, or when the given agreement contains stipulations for use of the given common use portion or exclusively owned portion.

2.           The common use portion as registered with the registration agency already lists an area as exclusive parking space shares.

The amount of the fees for use under the preceding paragraph, and the utilization of funds so collected, shall be determined by a resolution of the owners meeting, provided that prior to the first owners meeting, or when an owners meeting has so authorized, or when no resolution has yet been passed by an owners meeting, the determination shall be made by the management committee.

The restriction regarding proposals under Article 3, subparagraph 4 need not be applied to deliberation by an owners meeting of a proposal regarding the fees for use referred to in paragraph 1 of this Article 15.

Article 16        Restrictions on the Use of Exclusively Owned Portions and Stipulated Exclusive Use Portions

1.           Owners and occupants shall use exclusively owned portions and stipulated exclusive use portions in accordance with the purpose of use given in the use permit.

2.           The use of exclusively owned portions and stipulated exclusive use portions by owners and occupants shall comply with the methods of use provided by law and regulation, and may not be in any way damaging to the main structures of buildings or detrimental to their environments.

Article 17        Oversight of Financial Operations

1.           The management committee's fiscal year shall extend from ______________ (yyyy/mm/dd) to __________________ (yyyy/mm/dd).

2.           The management committee shall produce and keep custody of records of the balances of the public fund, accounting documents, account books, financial statements, the status of payments into the public fund in arrears and fees to be apportioned or otherwise borne, checklists of appurtenant facilities and equipment, statements and records of fixed assets and miscellaneous purchases, and registers of owner's names and ownership share ratios. A request with reasons submitted in writing by an owner or interested party to read or photocopy such records may not be refused, but a specific date, time, and place for reading or photocopying may be designated.

Article 18        Dispute Resolution Procedures

1.           When a dispute occurs between owners or occupants of the Buildings, the management committee shall invite representatives of both sides to undertake consultations.

2.           In the event of litigation between owners, the management committee, or other interested parties, the district court of the place where the Buildings are located shall be the court of first instance.

Article 19        Penalties for Breach of Obligation

1.           When an owner or occupant commits an act that is detrimental to the normal use of the Buildings or in violation of common interests, the management committee shall proceed as follows:

(1)         When an occupant violates the provisions of Article 6, paragraph 1 of the Act, and during repair and maintenance of exclusively owned portions or stipulated exclusive use portions, or during the exercise of rights, acts to the detriment of the peace, security, or health and safety of other occupants, or when, in order to undertake repair or maintenance of an exclusively owned portion, a stipulated exclusive use portion, or install lines or pipes at another occupant's location, it is necessary to enter or use their exclusively owned portion or stipulated exclusive use portion, but entry or use is refused, or when, in order to undertake repair or maintenance of an exclusively owned portion, a stipulated exclusive use portion, or to install lines or pipes, it is necessary to make use of a common use portion, it shall be done only after obtaining the consent of the manager in charge or the management committee; if, after consultation, performance is not carried out as required, the relevant competent authority in the given instance or a court may be petitioned to make a disposition as necessary in accordance with the nature of the violation. The same shall apply when the management committee, in order to effect maintenance or repair of a common use portion or install lines or pipes, must enter or use a given occupant's exclusively owned portion or stipulated exclusive use portion and is refused.

(2)         When an occupant violates the provisions of Article 8, paragraph 1 of the Act, and on his or her own initiative makes a change in the color or structure of, or adds advertising materials or metal gratings to, or commits other similar acts with respect to any part of the periphery or height of the Buildings, or to the face of the outer wall, or the rooftop deck, or the air-raid shelter or emergency escape facilities of the non-exclusively owned portions, the occupant shall be required to cease; if the occupant fails to comply, the matter shall be reported to the competent authority for handling in accordance with Article 49, paragraph 1 of the Act. The occupant shall be required to restore the property to its original condition within one month, and if the occupant fails to do so, the management committee will restore the property to the original condition and the fees for restoration will be borne by the occupant.

(3)         When an occupant violates the provisions of Article 9, paragraph 2 of the Act and makes use of common use portions in a manner not compliant with the purpose for which they were built or their normal mode of use, the occupant shall be required to cease, and the relevant competent authority in the given instance or a court may be petitioned to make a disposition as necessary in accordance with the nature of the violation. Damages may be sought from the occupant if the occupant's violation results in damage.

(4)         When an occupant violates the provisions of Article 15, paragraph 1 of the Act and makes use of common use portions in a manner not compliant with the purpose for which they were built or in violation of the provisions of the use permit or the Rules, the occupant shall be required to cease; if the occupant fails to comply, the matter shall be reported for handling by the competent authority of the special municipality or county (or county-level city), and the occupant shall be required to restore the property to its original condition.

(5)         When an occupant violates any provision of Article 16, paragraphs 1 through 4 of the Act by conduct that is damaging to public security, public health or safety, or the public peace, the occupant shall be required to cease, or the relevant parties shall meet for consultation; if the occupant fails to comply, the matter may be reported for handling by the competent local authority.

2.           When the circumstances of any subparagraph below apply to an occupant, the management committee shall urge the owner or occupant to take corrective measures, and if corrective measures are not undertaken within 3 months, the management committee, in accordance with a resolution of an owners meeting, may petition a court to order forcible eviction; if the occupant is an owner, the management committee may also petition a court to order the occupant to transfer its ownership rights and the corresponding share of ownership in the land:

(1)         The occupant is in arrears on payment of fees apportioned in accordance with the Act and the Rules, and following compulsory execution, a further instance of payments in arrears occurs in an amount equal to or greater than 1 percent of the price of its ownership rights.

(2)         When the occupant, after receiving an administrative fine in accordance with Article 49 of the Act for violation of relevant provisions of that Act, has still not taken corrective measures or commits a further violation.

(3)         Any other material violation of relevant laws and regulations or the provisions of the Rules.

3.           If the compulsory transfer of owner's ownership rights and procedures for registration of transfer pursuant to the preceding paragraph have not been voluntarily carried out within three months after issuance of a final and unappealable judgment, the management committee may petition a court to conduct an auction.

Article 20        Other Matters

1.           The management committee is authorized to separately prescribe rules governing use for any matter relating to administering the use of common use portions and stipulated common use portions for which these Rules does not provide.

2.           When there is a change in ownership status, any person who has obtained the status of owner shall provide written registration information in the format given in Attachment 4.

3.           When an owner leases an exclusively owned portion to another or provides it for another's use, the given lessee or user shall also comply with the provisions of these Rules.

4.           An owner or a person with ownership rights in parking space structures shall state in any lease (or use) agreement that the lessee (or user) may not violate the provisions of these Rules, and shall in addition submit an undertaking to that effect to the management committee, in the format given in Attachment 5.

5.           Matters for which these Rules do not provide shall be governed by the provisions of the Act, the Enforcement Rules of the Act, and other relevant laws and regulations.

6.           The public announcements board for the Buildings is located at: _____________ .

7.           Administration of the use of additional public use parking spaces is as follows:

(1)         The 298 additional public parking spaces located on the first and second underground levels of the reservoir area shall be provided for use by the public. The floor area bonus of 4,470 square meters (12.03% of the approved floor area ratio), and the statutory floor area of 111,455.76 square meters (300% of the approved floor area ratio), when added together, give a total allowable construction area of 115,925.76 square meters, or total allowed floor area ratio of 312.03%. Owners and persons with ownership rights in parking space structures shall be informed at the time of transfer of title to the property or sale of building units.

(2)         Preferential parking rate measures for borough residents: Residents of the borough where the buildings are located will receive a 10 percent discount on parking fees.

8.           When the parking space in this construction project (including temporary parking and large and small freight loading and unloading spaces) is sufficient to meet its own needs and has been constructed within the land, no further future applications will be made with the city transport authorities for roadside parking.

9.           The space for construction of parking areas on any ground-level floor shall be used by the builders in accordance with the originally approved purpose of use, and each purchaser shall be informed in detail of the use of the structures, and unless otherwise expressly provided in the draft Rules for the Buildings, this matter shall be listed as an item for notification at the time of transfer of title to the property.

10.         An undertaking is hereby made that no unlawful structure will be built on the indented portion of the second floor. The area of the indented portion is 502.4 square meters; any unlawful structure built thereon will be removed unconditionally, and the builder of the unlawful structure must bear the cost of its removal. This matter shall be listed as an item for notification at the time of transfer of title to the property, and enforcement will take place by means of regular inspection tours after issuance of the use permit.

11.         Floors of more than 3.6 meters in height in structures not for use as residences, block housing, or similar uses may not be converted for use as block housing; this matter shall be listed as an item for notification at the time of transfer of title to the property.

12.         The builders, at the time when the management committee is established for the Buildings and application is made to the Taipei City Government Department of Economic Development for payment of the public fund, shall prohibit without exception the addition of windows on balconies or the installment of metal gratings a formal part of the content of the Rules, and shall complete recordation procedures with the Taipei City Government. These matters shall be listed as items for notification at the time of transfer of title to the property.

Article 21        Mutatis Mutandis Application of Provisions to the Manager in Charge

When a management committee has not yet been formed for the Buildings, a manager in charge shall be selected to handle relevant matters, and provisions relating to matters performed by the management committee shall apply mutatis mutandis to the manager in charge.

Article 22        These Rules are adopted on ___________ (date).

	Column A	Column B	Column C	Column D	Column E	Column F	Column G
1	Transglobe Life Insurance Inc.	the 1st to the 6th floors, one unit on the 7th floor, and the 65 parking spaces at basement appurtenant to the above units	the 1st floor a. No. of Units: 1 b. No. of Parking Spaces: 5 (Basement 2/F No. 30,50 & Basement 3/F No. 1,2,3)	2,055.48 square meters (621.78 ping) a. main area 1,294.72 square meters (391.65 ping) b. minor area 0 square meters (0 ping) c. others 760.76 square meters (230.13 ping)	NT$375,000,000 a. prepaid NT$366,000,000 b. main NT$599,700/ping c. minor NT$587,700/ping d. others NT$569,700/ping e. car- parking NT$9,000,000	a. 1.38; b. 2.07; c. 27.58; d. 67.59.	18

2	Transglobe Life Insurance Inc.	the 1st to the 6th floors, one unit on the 7th floor, and the 65 parking spaces at basement appurtenant to the above units	the 2nd floor a. No. of Units: 1 b. No. of Parking Spaces: 6 (Basement 2/F No. 51,52,53 & Basement 3/F No. 4,11,55)	1,702.74 square meters (515.08 ping) a. main area 1,095.47 square meters (331.38 ping) b. minor area 59.93 square meters (18.01 ping) c. others 547.74 square meters (165.69 ping)	NT$268,800,000 a. prepaid NT$258,000,000 b. main NT$509,400/ping c. minor NT$499,200/ping d. others NT$483,900/ping e. car- parking NT$10,800,000	a. 1.38; b. 2.07; c. 27.58; d. 67.59.	18

3	Transglobe Life Insurance Inc.	the 1st to the 6th floors, one unit on the 7th floor, and the 65 parking spaces at basement appurtenant to the above units	the 3rd floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 19-24 & Basement 3/F No. 18-23)	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$471,600,000 a. prepaid NT$450,000,000 b. main NT$526,100/ping c. minor NT$515,600/ping d. others NT$499,800/ping e. car- parking NT$21,600,000	a. 1.38; b. 2.07; c. 27.58; d. 67.59.	18

4	Transglobe Life Insurance Inc.	the 1st to the 6th floors, one unit on the 7th floor, and the 65 parking spaces at basement appurtenant to the above units	the 4th floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 5-10 & Basement 3/F No. 5-10)	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$484,600,000 a. prepaid NT$463,000,000 b. main NT$541,300/ping c. minor NT$530,500/ping d. others NT$514,200/ping e. car- parking NT$21,600,000	a. 1.38; b. 2.07; c. 27.58; d. 67.59.	18

5	Transglobe Life Insurance Inc.	the 1st to the 6th floors, one unit on the 7th floor, and the 65 parking spaces at basement appurtenant to the above units	the 5th floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 13-18 & Basement 3/F No. 12-17)	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$497,600,000 a. prepaid NT$476,000,000 b. main NT$556,500/ping c. minor NT$545,400/ping d. others NT$528,700/ping e. car- parking NT$21,600,000	a. 1.38; b. 2.07; c. 27.58; d. 67.59.	18

6	Transglobe Life Insurance Inc.	the 1st to the 6th floors, one unit on the 7th floor, and the 65 parking spaces at basement appurtenant to the above units	the 6th floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 1-4,11-12 & Basement 3/F No. 52-54,65-67	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$510,600,000 a. prepaid NT$489,000,000 b. main NT$571,700/ping c. minor NT$560,300/ping d. others NT$543,100/ping e. car- parking NT$21,600,000	a. 1.38; b. 2.07; c. 27.58; d. 67.59.	18

7	Transglobe Life Insurance Inc.	the 1st to the 6th floors, one unit on the 7th floor, and the 65 parking spaces at basement appurtenant to the above units	the 7th floor (7/F-1) a. No. of Units: 1 b. No. of Parking Spaces: 6 (Basement 2/F No. 38-40 & Basement 3/F No. 56,57,64)	1,615.89 square meters (488.81 ping) a. main area 927.51 square meters (280.57 ping) b. minor area 69.28 square meters (20.96 ping) c. others 619.10 square meters (187.28 ping)	NT$291,800,000 a. prepaid NT$281,000,000 b. main NT$586,600/ping c. minor NT$574,900/ping d. others NT$557,300/ping e. car- parking NT$10,800,000	a. 1.38; b. 2.07; c. 27.58; d. 67.59.	18

1

8	Meifu Development Co., Ltd.	the 8th to the 14th floors, one unit on the 7th floor, and the 79 parking spaces at basement appurtenant to the above units	the 7th floor (7/F-2) a. No. of Units: 1 b. No. of Parking Spaces: 6 (Basement 2/F No. 41-43 & Basement 3/F No. 58-60)	1,269.57 square meters (384.05 ping) a. main area 721.97 square meters (218.40 ping) b. minor area 65.69 square meters (19.87 ping) c. others 481.91 square meters (145.78 ping)	NT$229,800,000 a. prepaid NT$219,000,000 b. main NT$581,900/ping c. minor NT$570,300/ping d. others NT$552,800/ping e. car- parking NT$10,800,000	a. 1.43; b. 10.48; c. 19.04; d. 67.62. e. 1.43	23

9	Meifu Development Co., Ltd.	the 8th to the 14th floors, one unit on the 7th floor, and the 79 parking spaces at basement appurtenant to the above units	the 8th floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 44-49 & Basement 3/F No. 42-47)	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$536,600,000 a. prepaid NT$515,000,000 b. main NT$602,100/ping c. minor NT$590,100/ping d. others NT$572,000/ping e. car- parking NT$21,600,000	a. 1.43; b. 10.48; c. 19.04; d. 67.62.	23

10	Meifu Development Co., Ltd.	the 8th to the 14th floors, one unit on the 7th floor, and the 79 parking spaces at basement appurtenant to the above units	the 9th floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 54-59 & Basement 3/F No. 37-41,48)	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$553,600,000 a. prepaid NT$532,000,000 b. main NT$621,900/ping c. minor NT$609,500/ping d. others NT$590,800/ping e. car- parking NT$21,600,000	a. 1.43; b. 10.48; c. 19.04; d. 67.62.	23

11	Meifu Development Co., Ltd.	the 8th to the 14th floors, one unit on the 7th floor, and the 79 parking spaces at basement appurtenant to the above units	the 10th floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 25-30 & Basement 3/F No. 49-51,61-63)	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$571,600,000 a. prepaid NT$555,000,000 b. main NT$643,000/ping c. minor NT$630,100/ping d. others NT$610,900/ping e. car- parking NT$21,600,000	a. 1.43; b. 10.48; c. 19.04; d. 67.62.	23

12	Meifu Development Co., Ltd.	the 8th to the 14th floors, one unit on the 7th floor, and the 79 parking spaces at basement appurtenant to the above units	the 11th floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 62-66,68 & Basement 3/F No. 68-73)	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$588,600,000 a. prepaid NT$567,000,000 b. main NT$662,900/ping c. minor NT$649,600/ping d. others NT$629,800/ping e. car- parking NT$21,600,000	a. 1.43; b. 10.48; c. 19.04; d. 67.62.	23

13	Meifu Development Co., Ltd.	the 8th to the 14th floors, one unit on the 7th floor, and the 79 parking spaces at basement appurtenant to the above units	the 12th floor a. No. of Units: 2 b. No. of Parking Spaces: 12 (Basement 2/F No. 60,61,67,69,70,71 & Basement 3/F No. 24-29)	2,885.46 square meters (872.86 ping) a. main area 1,649.48 square meters (498.97 ping) b. minor area 134.97 square meters (40.83 ping) c. others 1,101.01 square meters (333.06 ping)	NT$606,600,000 a. prepaid NT$585,000,000 b. main NT$683,900/ping c. minor NT$670,200/ping d. others NT$649,700/ping e. car- parking NT$21,600,000	a. 1.43; b. 10.48; c. 19.04; d. 67.62.	23

14	Meifu Development Co., Ltd.	the 8th to the 14th floors, one unit on the 7th floor, and the 79 parking spaces at basement appurtenant to the above units	the 13th and 14th floor a. No. of Units: 1 b. No. of Parking Spaces: 13 (Basement 2/F No. 32-37 & Basement 3/F No. 30-36)	5,143.86 square meters (1,556.02 ping) a. main area 2,828.29 square meters (855.5541 ping) b. minor area 224.86 square meters (68.0217 ping) c. others 2,090.71 square meters (632.4428 ping)	NT$1,113,200,000 a. prepaid NT$1,089,800,000 b. main NT$715,500/ping c. minor NT$701,200/ping d. others NT$679,700/ping e. car- parking NT$23,400,000	a. 1.43; b. 10.48; c. 19.04; d. 67.62.	23

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